 EXHIBIT 99.1

Turbine Truck Engines, Inc. and Novo Healthnet Limited Sign Share Exchange Agreement

BELLEVUE, Wash., May 1, 2017/PR Newswire/ - Turbine Truck Engines, Inc., a Nevada corporation (OTCQB:TTEG) (the “Company” or “TTE”), is pleased to announce the signing of a definitive Share Exchange Agreement, dated April 25, 2017, (the “SEA”) with the shareholders of Novo Healthnet Limited, an Ontario province, Canada corporation (“NHL” or “Novo”).

The SEA provides for delivery, by NHL shareholders to TTE, of 100% of the outstanding common and preferred shares of NHL in exchange for the delivery, by TTE to the NHL shareholders, of 85% of TTE’s common stock, on a fully-diluted basis representing all TTE outstanding common and preferred shares, options and warrants at the time of closing the SEA. The TTE Board of Directors has approved the Share Exchange Agreement. Upon closing of the SEA, Novo will be a 100% owned foreign subsidiary of TTE. Completion of the share exchange, pursuant to the SEA, is contingent to satisfaction of certain conditions.

Novo Healthnet Limited (“Novo”) owns a 100% interest in Novo Assessments, Inc., Novo Healthnet Rehab Limited, Novo Peak Health, Inc. and an 80% interest in Novo Healthnet Kemptville Centre, Inc. (collectively the “Novo Family”) all of which are Ontario province, Canada corporations.

Novo’s business model for growth is centered on efficient whole health medicine through integration of healthcare, medical sciences and technology. The Novo integrated healthcare model will allow patients seeking medical diagnosis, treatment, products and maintenance to experience the one center solution without compromising the traditional primary care physician platform.

Centralization, through the implementation of the latest hardware and software technology, is a core pillar of Novo Healthcare Limited’s integrated business strategy to advance and expand the Novo Family’s presence and business model both in Canada and worldwide. Novo’s emphasis on providing access to primary care medical solutions through virtual technology allows for centralization of services to occur on a micro footprint level while providing healthcare solutions to remote and small population areas as well as underserved populations in dense urban areas.

Upon closing the SEA, Turbine Truck Engines will commence shifting its business operations and mission statement away from developing innovations for the energy sector and environmental conservation and will instead focus its resources and business operations on implementation of Novo’s model of integrated healthcare, technology and medical science.

About Turbine Truck Engines, Inc.

Turbine Truck Engines, Inc. is a clean-air technology company dedicated to identifying, developing and commercializing important scientific innovations designed to enhance both environmental conservation and cost savings in how the world produces and consumes energy. For more information concerning Turbine Truck Engines, Inc., please visit www.ttengines.com.

About Novo Healthnet Limited

Currently, the Novo Family operates within the healthcare para-medical services sector. In particular, the core business focuses on pain treatment and management through rehabilitative treatment protocols. With physical presence in over 350 locations, the Novo Family’s network provides healthcare treatment and services to more than 350,000 patients annually in clinic, home and institutional environments. Novo Healthnet Limited and its subsidiaries are regulated under FSCO and accredited through CARF. Compliant treatment, data and administrative protocols are managed through a very senior team of healthcare and administrative professionals.

Safe Harbor

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